Exhibit 10.10.5

SEPARATION PAY AGREEMENT

THIS SEPARATION PAY AGREEMENT (the “Agreement”), by and between Connecture, Inc. (the “Company”) and Douglas Schneider (“You”)(the Company and You each a “Party”, collectively the “Parties”), is entered into and made effective as of December 31, 2011 (the “Effective Date”).

WHEREAS, the Company and You have agreed to the terms of the separation pay the Company will pay You upon the termination of Your employment, and the Parties desire to express the terms and conditions in this Agreement.

NOW, THEREFORE, in consideration of Company’s agreement to employ You and in further consideration of the mutual agreements set forth herein, it is agreed:

1) EMPLOYMENT PERIOD. Your employment relationship with the Company is at-will. You may terminate Your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate Your employment at any time with or without cause or advance notice. The period during which You are employed by the Company shall be referred to as the “Employment Period.”

2) TERMINATION. Your employment may be terminated for any or no reason, including any of the following:

a)	Your death;

b)	Your disability which renders You unable to perform the essential functions of Your job even with reasonable accommodation;

c)	Mutual agreement between You and the Company at any time;

d)	For Cause. For Cause means:

i)	Willful insubordination;

ii)	Any act or omission by You which is, or is likely to be, intentionally injurious to the Company or the business reputation of the Company;

iii)	Your willful misconduct, dishonesty, fraud, or malfeasance that results in injury to the Company; or

iv)	Your arrest, indictment for, or conviction of, or Your entry of a plea of guilty or no contest to: (a) a felony, or (b) crime involving moral turpitude;

e)	Your resignation for any or no reason, other than for Good Reason. If You resign Your employment with the Company, You shall provide the Company with thirty (30) days advance written notice of such resignation (the “Notice Period”); provided, however, that the Company may, at any time during the Notice Period, terminate Your employment for any or no reason. If the Company terminates Your employment for any reason prior to the expiration of the Notice Period, then: (i) the Company will pay You all accrued but unpaid wages through the date of termination based on Your then current base salary, and (ii) such termination shall still be considered a resignation under this Section 2(e). Nothing in this Section 2(e) shall alter the at-will employment relationship between You and the Company as set forth in Section 1 above; or

f)	Without Cause. Without Cause means any termination of employment by the Company which is not defined in Sections 2(a) - 2(e) above.

g)

Good Reason. Good Reason means Your resignation if: (i) the Company, without Your written consent, (a) materially reduces Your then current authority, duties, or responsibilities, (b) materially reduces Your then current base salary, unless substantially all other executive management employees’ base salary is similarly or proportionately reduced, or (c) materially changes the geographic location at which You must perform services for the Company; (ii) You provide written notice to the Company of any such action within sixty (60) days of the date on which such action first occurs and provide the Company with thirty (30) days to remedy such action (the “Cure Period”); (iii) the Company fails to remedy such action within the Cure Period, and (iv) You resign within ten (10) days of the expiration of the Cure Period. Good Reason shall not include any isolated, insubstantial, or inadvertent action that (a) is not taken in bad faith, and (b) is remedied by the Company within the Cure Period.

3) Obligations of Company on Termination of Employment.

a)	If this Agreement terminates for any of the reasons set forth in Sections 2(a) – 2(e) above, then all of the Company’s obligations hereunder shall immediately cease and terminate, and You shall thereupon have no further right or entitlement to additional salary, incentive compensation payments or awards, or any perquisites from the Company whatsoever, except for the payment of Your then current base salary through the date of termination.

b)	If this Agreement terminates as described in Section 2(f) or Section 2(g) above, then the Company shall pay to You all accrued but unpaid wages through the termination date based on Your then current base salary. In addition, after Your “separation from service” (as defined in Code §409A(a)(2)(A)(i)) from the Company, the Company shall (i) pay You an amount equal to nine (9) months of Your then current annual base salary, to be paid over a period of nine (9) months on the first day of each month, in equal installments (each a “Salary Installment”), beginning on the first day of the next month immediately following the expiration of the 60-Day Release Period (defined below), and (ii) reimburse Your and Your eligible dependents’ actual Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium under the Company’s major medical group health plan on a monthly basis for a period of nine (9) months. If the first day of the month falls on a weekend or a legal holiday, the respective Salary Installment will be paid on the business day immediately preceding such day. Except as provided in the previous sentence, under no circumstances may any Salary Installment to be made under this Section 4(b) be accelerated or deferred unless agreed to in writing by Company and You.

The separation payments set forth in this Section 4(b) are subject to applicable withholdings, including, but not limited to, withholdings required by Code §3401. Except as provided in this Section 4(b), the Company shall have no further obligations to You, including under this Agreement, Company policy, or otherwise. The separation payments set forth in this Section 4(b) shall constitute full satisfaction of the Company’s obligations under this Agreement. The Company’s obligation to provide the separation payments set forth in this Section 4(b) shall be conditioned upon: (i) Your execution and non-revocation of an effective Separation & Release Agreement in a form prepared by and satisfactory to the Company, which includes, but is not limited to, Your release of the Company from any and all liability and claims of any kind (provided that such agreement must be executed and become irrevocable within sixty (60) days after the date of Your “separation from service” (the “60 Day Release Period”)), and (ii) Your compliance with the restrictive covenants set forth in the Employment Covenants Agreement between You and the Company dated January 2, 2012 (the “ECA”), and all other post-termination obligations to which You may be subject, including, but not limited to, the obligations contained in this Agreement. If You do not execute, or if You execute and then revoke, a Separation & Release Agreement as set forth above, the Company shall have no obligation to provide any separation payments to You under this Section 4(b), or any other payments to You. The Company’s obligation to make the separation payments set forth in this Section 4(b), or any other payments, shall terminate immediately upon any breach (“Breach”) by You of any post-termination obligations to which You are subject, including, but not limited to, the post-termination obligations set forth in the ECA. Further, if You Breach, the Company shall be entitled to recover any payments made to You or on Your behalf, including, but not limited to, payments made pursuant to this Section 4(b), and You shall reimburse the Company for all reasonable attorneys’ fees and costs incurred by the Company arising out of any such Breach. The remedies set forth above shall be in addition to any other legal or equitable remedy the Company may have, but shall not apply to any challenge to the validity of the waiver and release of Your rights under the Age Discrimination in Employment Act (the “ADEA Waiver”), if applicable. The Company’s right to recover attorneys’ fees and costs in connection with an ADEA Waiver, if applicable, shall be governed by the provisions of the ADEA.

4) GENERAL PROVISIONS.

a)	This Agreement constitutes the entire agreement between the Parties concerning the subject matter of this Agreement. This Agreement supersedes any prior communications, agreements or understandings, whether oral or written, between the Parties relating to the subject matter of this Agreement, including, but not limited to, the Company’s offer letter to You dated December 6, 2011.

b)	This Agreement and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Wisconsin. The Parties agree that any and all disputes related to or involving this Agreement shall be litigated in a state or federal court of competent jurisdiction in the city of Waukesha, Wisconsin. The Parties waive (a) any objection to jurisdiction or venue, or (b) any defense claiming lack of jurisdiction or improper venue, in any action brought in such courts.

c)	In the event of litigation relating to this Agreement, the Company shall, if it is the prevailing party, be entitled to recover attorneys’ fees and costs of litigation in addition to all other remedies available at law or in equity.

d)	The provisions of this Agreement are severable. If any provision is determined to be invalid, illegal, or unenforceable, in whole or in part, the remaining provisions and any partially enforceable provisions shall remain in full force and effect.

e)	This Agreement will be assignable to, and will inure to the benefit of, the Company’s successors and assigns, including, without limitation, successors through merger, name change, consolidation, or sale of a majority of the Company’s stock or assets, and will be binding upon You and Your heirs and assigns.

f)	If You have any outstanding obligations to the Company upon and/or following the termination of this Agreement for any reason, You hereby authorize the Company to deduct any amounts that You owe to the Company from: (i) Your final paycheck, and/or (ii) any amounts that would otherwise be due to You, including, but not limited to, under Section 3(b) above, except to the extent that any such amounts constitute deferred compensation subject to Code §409A.

g)	This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt from or compliant with the requirements of Code §409A and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Code §409A).

Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by the You as a result of the application of Code §409A. Any right to a series of installment payments under this Agreement shall, for purposes of Code §409A, be treated as a right to a series of separate payments.

5) AFFIRMATION. You acknowledge that You have carefully read this Agreement, You know and understand its terms and conditions, and You have had the opportunity to ask the Company any questions You may have had prior to signing this Agreement. You acknowledge that the Company encouraged You to consult with an attorney or other advisor of Your choice regarding the terms of this Agreement, and You have either done so or intentionally chosen no to do so.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, to be effective as of the Effective Date.

CONNECTURE, INC.		DOUGLAS SCHNEIDER

By:	/s/ David A. Jones, Jr.	/s/ Robert Douglas Schneider

Title:	Chairman, Board of Directors	Date:	December 30, 2011

Date:	December 15, 2011	Executed by Employee in Waukesha, Wisconsin.

AMENDMENT NO. 1

TO

SEPARATION PAY AGREEMENT

This Amendment No. 1 to Separation Pay Agreement (this “Amendment”), dated as of August 1, 2014 (the “Effective Date”), is by and between Connecture, Inc., a Delaware corporation (the “Company”), and Robert Douglas Schneider (the “Executive”).

WHEREAS, the Executive and the Company are parties to a Separation Pay Agreement dated and effective as of December 31, 2011 (the “Separation Agreement”); and

WHEREAS, the Executive and the Company now wish to amend the Separation Agreement to modify the “good reason” definition and increase the severance period from 9 to 12 months.

NOW, THEREFORE, the parties hereto hereby agree as follows effective as of the Effective Date:

1. Section 2(g) of the Separation Agreement is amended and restated to read as follows:

Good Reason. Good Reason means Your resignation if: (i) the Company, without Your written consent, (a) materially reduces Your then current authority, duties or responsibilities or changes your job title and You resign within three hundred sixty-five (365) days of the date on which such action first occurs, (b) materially reduces Your then current base salary, unless substantially all other executive management employees’ base salary is similarly or proportionately reduced, or (c) materially changes the geographic location at which You must perform services for the Company; and (ii) in the case of subsections 2(g)(i)(b) and (c), (1) You provide written notice to the Company of any such action within sixty (60) days of the date on which such action first occurs and provide the Company with thirty (30) days to remedy such action (the “Cure Period”); (2) the Company fails to remedy such action within the Cure Period, and (3) You resign within ten (10) days of the expiration of the Cure Period. Good Reason shall not include any isolated, insubstantial, or inadvertent action that (a) is not taken in bad faith, and (b) with respect to subsections 2(g)(i)(b) and (c) is remedied by the Company within the Cure Period.

2. Section 3(b) of the Separation Agreement is amended and restated to read as follows:

If this Agreement terminates as described in Section 2(f) or Section 2(g) above, then the Company shall pay to You all accrued but unpaid wages through the termination date based on Your then current base salary. In addition, after Your “separation from service” (as defined in Code section 409A(a)(2)(A)(i)) from the Company, the Company shall (i) pay You an amount equal to twelve (12) months of Your then current annual base salary, to be paid over a period of twelve (12) months on the first day of each month, in equal installments (each a “Salary Installment”), beginning on the first day of the next month immediately following the expiration of the 60-Day Release Period (defined below), and (ii) reimburse Your and Your eligible dependents’ actual Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium under the Company’s major medical group health plan on a monthly basis for a period of twelve (12) months. If the first day of the month falls on a weekday or a legal holiday, the respective Salary Installment will be paid on the business day immediately preceding such day. Except as provided in the previous sentence, under no circumstances may any Salary Installment to be made under this Section 3(b) be accelerated or deferred unless agreed to in writing by the Company and You.

3. Section 4(g) of the Separation Agreement is amended to add the following additional paragraph thereto:

If a payment obligation under this Agreement or other compensation arrangement arises on account of Your separation from service while You are a “specified employee” (as defined under Section 409A and the Treasury Regulations thereunder), any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) that is scheduled to be paid within six (6) months after such separation from service shall accrue without interest and shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Your estate following Your death.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the Effective Date.

CONNECTURE, INC.

By:	/s/ James Purko
	Name:	James Purko
	Title:	CFO

Executive:

/s/ Robert Douglas Schneider
Robert Douglas Schneider